EXHIBIT 99.1

CARBO Ceramics Inc. Announces Record Quarterly Earnings; Conference Call Scheduled for Today, 8:00 a.m. Central Time

    IRVING, Texas, July 13 -- CARBO Ceramics Inc., a
manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $7.6 million or
$0.51 per share (on a diluted basis), on revenues of $35.3 million, for the quarter ended June 30, 2001.  Both revenue and net income established new quarterly records for the company.  For the six months ended June 30, 2001, the company reported net income of $13.8 million or $0.92 per diluted share, on revenues of $69.5 million.  Net income for the quarter doubled from the second quarter of 2000 while net income for the six months ended June 30, 2001 increased 120 percent from the same period a year earlier.
    Revenue for the second quarter increased 60 percent from the same period a year earlier due to a 39 percent increase in sales volume and a 16 percent increase in the average selling price.  The improvement in average selling price was attributable to a price increase that went into effect on
January 1 and an increase in sales of the company's premium-priced, high-strength products.  While higher natural gas prices caused manufacturing costs to increase over last year's second quarter, gross profit margins improved due to the higher sales prices and record production levels in the company's manufacturing operations.  Selling, general and administrative expenses increased as compared to the second quarter of last year because of expenses that vary directly with sales volume; however, expenses as a percentage of revenues declined from 14 percent to 10.3 percent.
    Boosted by increases in both sales volume and average selling price, year to date revenues increased 58 percent compared to the six months ended
June 30, 2000.  Despite higher prices paid for natural gas in the company's manufacturing operations, gross profit margins improved from the previous year due to the rise in the average selling price of its products and improved efficiency in manufacturing.  While selling, general and administrative expenses increased by $1.4 million from the same period a year earlier, expenses as a percentage of revenues declined from 13.4 percent to
10.5 percent.
    Mark Pearson, President and Chief Executive Officer of CARBO Ceramics,
stated, "Our results for the second quarter reflect the continuing strong drilling activity in the North American natural gas industry as well as the increasing success of our technical marketing program.  The recent decline in natural gas prices benefits us in the form of lower manufacturing costs and we have seen no reduction in drilling activity as a result of the lower commodity prices.  While we did see a normal seasonal decline in activity in Canada, our sales into that region were 177 percent higher than in last year's second quarter.  We expect the demand for our products to remain strong for the remainder of the year and continue to  believe that our biggest challenge for the future is adding capacity to meet growing demand."
    The company also announced that its Board of Directors approved the payment of a dividend of $0.09 per share payable on August 15, 2001 to shareholders of record on July 31, 2001.
    As previously announced, a conference call to discuss the company's second quarter results has been scheduled for Friday, July 13, at 8:00 a.m. central time.  The call can be accessed live or on a delayed basis via the company's
Web site, http://www.carboceramics.com.
    Carbo Ceramics Inc. is based in Irving, Texas.
    This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the Company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

                              - tables follow -

                                  Three Months Ended       Six Months Ended
                                       June 30                  June 30
                                     2001      2000        2001      2000
                                  (In thousands except  (In thousands except
                                    per share data)        per share data)
    Revenues                       $35,304   $21,998      $69,478   $44,099
    Operating expenses:
     Cost of goods sold             19,864    12,918       40,992    28,272
     Selling, general &
      administrative                 3,627     3,070        7,312     5,894
     Plant start-up costs              ---       ---          ---        27
      Total operating expenses      23,491    15,988       48,304    34,193
    Operating income                11,813     6,010       21,174     9,906
    Net interest income                269        34          487         6
    Other income (expense)              (5)       13           22        (6)
    Income before income taxes      12,077     6,057       21,683     9,906
    Income taxes                     4,432     2,232        7,858     3,619
    Net income                      $7,645    $3,825      $13,825    $6,287

    Earnings per share:
     Basic                           $0.51     $0.26        $0.93     $0.43
     Diluted                         $0.51     $0.26        $0.92     $0.43

    Average shares outstanding:
     Basic                          14,917    14,631       14,859    14,616
     Diluted                        15,087    14,829       15,027    14,774

     Selected Balance Sheet Information

                                                 June 30, 2001  Dec. 31, 2000
                                                         (in thousands)
    Total current assets                             $67,758        $47,415
    Net property, plant and equipment                 75,586         78,007
    Total assets                                     143,344        125,422
    Total current liabilities                          8,968          9,415
    Deferred income taxes                             10,907          9,867
    Shareholders' equity                             123,469        106,140
    Total liabilities and shareholders' equity      $143,344       $125,422